November 6, 2006

Larry Woodrum
7043 Mountridge Drive
Las Vegas, Nevada 89110

Subject: Management Responsibility Changes

Dear Larry:

For the sake of clarity, this letter memorializes the terms we agreed to in connection with your recent decision to resign as the President and Chief Executive Officer of Bank of Nevada (“Bank”) effective July 1, 2006, as approved by the Western Alliance Bancorporation (“WAL”) Compensation Committee in June, 2006.

1. Title/Position. You resigned as President and CEO of the Bank effective July 1, 2006. While you no longer have day-to-day management responsibility, you agreed to remain on the Bank’s Board of Directors and serve as its Vice Chairman with responsibility for employee recruitment, strategic advice and customer development and retention. In your new capacity, you will continue to devote your best and undivided professional efforts and skill to the performance of your duties as an officer and employee of the Bank.

2. Base Annual Salary. Your annual base salary of $350,000 will continue through December 31, 2006. From January 1, 2007 through December 31, 2009, your annual salary will be $120,000.

3. Annual Bonus. You will be eligible for a bonus under the Western Alliance Annual Bonus Plan for the year 2006 (payable in 2007). Thereafter, you will not be eligible for bonuses under this Plan.

4. Stock Options. WAL stock options granted to you prior to 2006 will continue to vest so long as you remain an officer and/or director of the Bank, as per the terms of those grants. The stock option grant you received in January of 2006 was terminated immediately upon your resignation as the Bank’s CEO and you will not be eligible to receive future stock option awards under the Western Alliance 2005 Stock Incentive Plan.

5. Noncompetition. In consideration of the above, during the time you remain an officer and/or director of the Bank, and for two years thereafter (the “Restrictive Period”), you agree not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, consultant or otherwise, or have any financial interest in, any business that provides products and services similar to and competitive with any products or services offered by the Bank (or any of its affiliates). It will not be a breach of this Paragraph for you to own, as a passive investment, not more than five percent (5%) of the outstanding stock of any corporation engaged in a Competitive Business having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on NASDAQ.

6. No Solicitation. During the Restrictive Period, you also agree not to, directly or indirectly, employ or solicit for employment any employee of the Bank (or any of its affiliates), or to solicit or communicate with any customers of the Bank (or any of its affiliates) for the purpose of selling or providing any products or services similar to or competitive with the products or services offered by the Bank (or any of its affiliates).

7. Confidentiality. This also will confirm your obligation (both during your employment with the Bank and thereafter), unless compelled by lawful process, not to disclose or use for your own benefit or purposes, or for the benefit or purposes of any person other than the Bank or one of its affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Bank or of any affiliate of the Bank. This restriction does not apply to information that is not unique to the Bank or that is generally known to the industry or the public.

8. Enforcement. You understand and acknowledge that, in the event of breach or threatened breach of the terms of this letter agreement, the damage or imminent damage to the value and the goodwill of the Bank will be difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, you agree that the Bank will be entitled to injunctive relief against you in the event of any breach or threatened breach by you of the terms of this letter agreement, in addition to any other relief (including money damages) available to the Bank under this letter agreement or under law. In the event that a court of competent jurisdiction determines that any term or condition of this letter agreement is in violation of any statute or public policy, then only such term or condition will be stricken, and all of the remaining terms and conditions that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any term or condition of this letter agreement shall modify the stricken terms as narrowly as possible so as to give as much effect as possible to the intentions of the parties.

9. Prior Agreements. The provisions of Paragraphs 5, 6 and 7 above are separate and independent of, and are not intended to supercede, any other agreements you may have with the Bank or WAL relating to the same or similar subject matter, including the “Non-Compete Covenant” you entered into with WAL on or about July 31, 2002.

Please confirm your understanding of the above terms by signing below.

Sincerely,	AGREED:

/s/ Robert Sarver	/s/ Larry Woodrum

Robert Sarver	Larry Woodrum

Chairman & CEO